Exhibit 10.1

UNCOMMITTED REVOLVING CREDIT AGREEMENT

This Uncommitted Revolving Credit Agreement (“Agreement”) is made on September 7, 2025 (“Effective Date”) by and between Empery Digital, Inc., a corporation organized and existing under the laws of the state of Delaware (“Borrower”), with its principal place of business at 3121 Eagles Nest Street, Suite 120, Round Rock, TX, 78655 and Galaxy Digital LLC (“Galaxy” or “Lender”) a limited liability company organized and existing under the laws of the state of Delaware, with its principal place of business at 300 Vesey Street, 13th Floor, New York, N.Y. 10282.

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Borrower may, from time to time, seek to initiate a transaction pursuant to which Lender lends Digital Currency and/or Dollars to Borrower and Borrower will return such Digital Currency and/or Dollars, as set forth herein, to Lender upon the termination of the Loan.

AND WHEREAS, the Lender is prepared to make such loans on a revolving basis and subject to the terms and conditions hereof, inclusive of the Terms of Credit incorporated through Exhibit C hereto; and

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Borrower and the Lender hereby agree as follows:

I.	Definitions

“Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Applicable Airdrop” means a distribution of a new token or tokens resulting from the ownership of a Digital Currency. For the purposes of this Agreement, an “Applicable Airdrop” is an Airdrop for which the distribution of new tokens can be definitively calculated according to its distribution method, such as a pro rata distribution based on the amount of the relevant Digital Currency held at a specified time.

“Applicable Law” means (regardless of jurisdiction) any applicable (i) federal, national, state and local laws, ordinances, regulations, orders, statutory instrument, rules, treaties, codes of practice, guidance notes, policy statements, customary laws, decrees, injunctions, or judgments and any (ii) ruling, declaration, regulation, requirement, request or interpretation issued by any (or any quasi-) regulatory, judicial, administrative or governmental body or person.

“Authorized Agent for Borrower” means any agent or agents authorized by Borrower to deliver Lending Requests in accordance with the terms of the Agreement, as identified in Exhibit A.

“Borrow Fee” means the fee paid by Borrower to the Lender for the Loan.

“Borrow Amount” means the amount of any Borrowed Asset borrowed pursuant to this Agreement, as agreed upon by Borrower and Lender.

“Borrowed Asset” means the Digital Currency or Dollars to be borrowed pursuant to this Agreement, as agreed upon by Borrower and Lender.

“Business Day” means any calendar day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

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“Callable Option” means the Borrower and Lender each have the option to redeliver or recall an Open Loan (as defined below) at any time during the term of the Loan.

“Cash Collateral” means Dollars that have been deposited as Collateral.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means an amount of Dollars or Digital Currency used to secure a Loan, as determined and agreed upon by Borrower and Lender. Collateral shall include all controllable electronic records or transferable records, whether now owned or hereafter acquired, consisting of, arising under, or related to such cryptocurrency, and all of Borrower’s right, title and interest in any general intangibles relating to, arising under or consisting of such Digital Currency and all proceeds of the foregoing.

“Commitment” means, for the purpose of this Agreement, that Lender may, but is not obligated to, agree to issue, subject to the terms and conditions hereof, Loans to Borrower in accordance with the terms herein.

“Commitment Fee” means the fee charged to the Borrower, if any, for this Agreement.

“Confirmation Protocol” means the requirement that the Transfer of a Digital Currency may not be deemed settled and completed until (i) the transaction has been recorded in a block and a certain number of subsequent blocks have been added to the applicable blockchain using the Coinbase, Inc. protocol or, if not listed on Coinbase, then any other protocol deployed by one of the top 5 exchanges as listed on CoinMarketCap, as chosen by Lender in its reasonable discretion; or (ii) the transaction has met a different protocol for a specific Digital Currency, which may be agreed upon by the parties and added hereto as an additional exhibit to this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Transfer of a Digital Currency will only be deemed settled and completed if the relevant transaction(s) is included in the current longest chain of the applicable blockchain.

“Digital Currency” means Bitcoin (BTC), Bitcoin Cash (BCH), Ether (ETH), Ether Classic (ETC), or Litecoin (LTC), any Resulting Currency and any additional digital currency that the Borrower and Lender agree upon in writing.

“Digital Currency Address” means an identifier of alphanumeric characters that represents a possible destination for a Transfer of Digital Currency.

“Dollars” and “$” mean lawful money of the U.S..

“Event of Default” shall have the meaning set forth in Section VII.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fees” mean the Borrow Fee and the Late Fee.

“Governmental Authority” means the government of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

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“Hard Fork” means a software update implemented by a blockchain or cryptocurrency’s network nodes that is incompatible with the existing blockchain protocol, causing a permanent split into two separate networks that run in parallel.

“IRS” means the U.S. Internal Revenue Service.

“Late Fee” means an additional fee charged to Borrower due to a failure by Borrower to return any Borrowed Asset following a Maturity Date or Recall Delivery Date.

“Lending Request” means a request to Lender from Borrower for a Borrowed Asset, pursuant to the terms of this Agreement and the relevant Loan Term Sheet, attached as Exhibit B hereto.

“Lien” means any security interests, liens, mortgages, hypothecations, pledges, claims (pending or threatened), rights of first refusal, charges, escrows, encumbrances or similar rights.

“Liquidity Exchanges” means the top three (3) exchanges by volume reporting prices for a borrowed or posted Digital Currency, determined in a commercially reasonable manner, at

Lender’s sole discretion.

“Loan” means a loan of a Borrowed Asset, made pursuant to and subject to this Agreement.

“Loan Documents” shall mean this Agreement, all Lending Requests and all exhibits and schedules hereto.

“Loan Effective Date” means the date upon which a Loan begins, which in the case of any Loan consisting of Dollars, shall be a Business Day.

“Loan Term Sheet” means the Loan Term Sheet form attached hereto as Exhibit B, which form shall be utilized to memorialize the specific and final terms of any Loan pursuant to this Agreement. In the event of any conflict of terms between this Agreement and the terms applicable within a Loan Term Sheet, the terms in the relevant Loan Term Sheet shall govern.

“Loan Type” means either an Open Loan or a Term Loan, as indicated in the relevant Loan Term Sheet.

“Margin Call Notice” means a notice sent by Lender to Borrower pursuant to the Margin Call section in this Agreement.

“Margin Refund Notice” means a notice sent by Borrower to Lender pursuant to the Margin Refund section in this Agreement.

“Margin Refund Rate” means any margin refund rate, as indicated in the relevant Loan Term Sheet.

“Market Disruption Event” means any event, circumstance, occurrence or condition that is beyond a party’s control that restricts such party from performing its obligations under this Agreement in the normal course by exercising commercially reasonable efforts, including but not limited to, for example, 51% attacks in which any Liquidity Exchange limits transfers, mining of empty blocks, no blocks are produced at all, or where a Liquidity Exchange is censored by miners.

“Material Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money with an aggregate principal amount greater than or equal to $20,000,000.

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“Maturity Date” means, with respect to any Term Loan, the date specified in the applicable Loan Term Sheet; provided that, with respect to any Term Loan consisting of Dollars, the Maturity Date shall be a Business Day.

“Net Asset Value” means an entity’s net market value per share/unit, calculated by dividing the total value of all assets of such entity, minus any liabilities, by the number of outstanding shares/units.

“Open Loan” means a Loan without a Maturity Date where Borrower may redeliver the Digital Currency and/or Dollars, and Lender may recall the Borrowed Asset, at any time, subject to this Agreement.

“Recall Amount” shall mean the portion of a Borrowed Asset subject to recall pursuant to a Callable Option, as further described in the Callable Option section of this Agreement.

“Recall Delivery Date” shall mean the second (2nd) day from the Recall Request Date (as such term is defined below) unless otherwise agreed to and defined in the relevant Loan Term Sheet.

“Recall Request Date” shall be as defined in the Callable Option section of this Agreement.

“Redelivery Grace Period” shall have the meaning set forth in the “General Operation” section of this Agreement.

“Register” shall have the meaning set forth in Section XIX.

“Resulting Currency” means a Digital Currency issued as a result of a Hard Fork.

“SEC” means the U.S. Securities and Exchange Commission

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in the “Term and Termination” section of this Agreement.

“Termination Event” shall have the meaning set forth in Section VIII.

“Term Loan” means a Loan with a pre-determined Maturity Date, where Lender has no right to demand a return of the Borrowed Asset prior to such Maturity Date.

“Transfer” shall mean, as applicable, the delivery of the Borrowed Asset, as applicable, by Lender or Borrower hereunder.

“Transferee” shall have the meaning set forth in Section XIX.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury.

“U.S.” means the United States of America.

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II.	General Operation.

(a)	Loans of Digital Currency and/or Dollars

Subject to the terms and conditions hereof, Borrower may, in its sole and absolute discretion, request from time to time that the Lender extend a Loan to Borrower of a Borrowed Asset in an aggregate notional amount for all such Loans not to exceed seventy-five million dollars ($75,000,000.00), and Lender may, in its sole and absolute discretion, extend from time to time such Loans or decline to extend such Loans, in each case of the forgoing, pursuant to the terms of this Agreement.

(b)	Loan Procedure

From time to time during the Term of this Agreement, on any calendar day (the “Request Day”) an Authorized Agent of Borrower may by email, directed to the Lender email address identified for such requests in Exhibit A, make a Lending Request for a Borrowed Asset. Lender shall by email, directed to an Authorized Agent identified in Exhibit A, inform Borrower whether Lender agrees to make such a Loan by 5:00 pm New York time on the day of receiving a Lending Request. If Borrower does not receive an email informing it of Lender’s agreement within such period, Borrower’s Lending Request is withdrawn.

As part of its Lending Request, Borrower shall provide the following information:

(i)	The type of Borrowed Asset requested;
(ii)	the amount of Borrowed Asset requested;
(iii)	whether the Loan is a Term Loan or an Open Loan;
(iv)	the Loan Effective Date (which in the case of any Borrowed Asset consisting of Dollars, shall be a Business Day);
(v)	the Maturity Date (if a Term Loan);
(vi)	the Collateral; and
(vii)	other applicable information on the Loan Term Sheet.

If Lender agrees to make a Loan, Lender shall transmit to either (x) Borrower’s Digital Currency Address the amount of Digital Currency, or (y) Borrower’s bank account by bank wire the amount of Dollars, as applicable, as such Digital Currency Address or bank wire instruction is set forth in the Lending Request, on the Loan Effective Date.

The specific and final terms of a Loan shall be memorialized using the Loan Term Sheet. In the event of a conflict of terms between this Agreement and a Loan Term Sheet, the terms in the Loan

Term Sheet shall govern.

(c)	Callable Option

Applicable to Open Loans, Lender may at any time from 9:00 am until 5:00 pm New York time on any calendar day (the “Recall Request Date”) exercise the Callable Option and recall all or any portion of a Borrowed Asset loaned to Borrower (the “Recall Amount”). Subject to Sections II(e) and (f) below, Borrower will then have until 5:00 pm New York time on the Recall Delivery Date to deliver the Recall Amount to Lender.

Applicable to Open Loans, Borrower may at any time from 9:00 am until 5:00 pm New York time on (i) any calendar day, in the case of a Borrowed Asset consisting of Digital Currency or (ii) a Business Day, in the case of a Borrowed Asset consisting of Dollars (each a “Redelivery Day”) exercise the Callable Option and return all or any portion of any Borrowed Asset to Lender.

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(d)	Termination of Loan

Loans will terminate:

(i)	If a Term Loan, upon redelivery by Borrower of the Borrowed Asset on the Maturity Date; and

(ii)	If an Open Loan, upon redelivery by Borrower of the Borrowed Asset on the Recall Delivery Date or Redelivery Date, as applicable.

(e)	Recall or Redelivery of Borrowed Assets

Upon termination of a Loan according to this Agreement, the Borrower shall redeliver or repay, as applicable, the Borrowed Asset on or before 5:00 pm New York time on the Maturity Date, the Recall Delivery Date, or the Redelivery Date, as applicable (each a “Repayment Date”). In the event a Market Disruption Event is in effect on such Repayment Date for a Borrowed Asset consisting of Digital Currency, such Repayment Date will be extended to the earlier of (x) fifteen (15) calendar days after such Repayment Date and (y) the first (1st) calendar day after the Market Disruption Event is no longer in effect (the “Redelivery Grace Period”). If a Market Disruption Event is still in effect at the end of such Redelivery Grace Period, Borrower shall immediately transfer available funds in an amount in Dollars equal to the average price on the Liquidity Exchanges (measured at 4:00 p.m. New York time) of the borrowed Digital Currency during the fifteen (15) calendar days including and prior to the Market Disruption Event (the “Market Disruption Spot Rate”).

(f)	Redelivery of Digital Currency in an Illiquid Market

If (x) the market for the borrowed Digital Currency is Illiquid (as defined below) as of the Maturity Date or the Recall Delivery Date (as the case may be), and (y) Galaxy reasonably determines that it has become commercially infeasible for Borrower to return the Digital Currency (each a “Determination of Illiquidity”), then Galaxy shall deliver written notice to Borrower of such Determination of Illiquidity (a “Illiquidity Notice”) and Borrower may repay the Loan consisting of Digital Currency in Dollars at the Illiquid Market Spot Rate (as defined below) on later of (i) the Maturity Date or the Recall Delivery Date (as the case may be) and (ii) three (3) Business Days after receipt of such Illiquidity Notice. The market in the borrowed Digital Currency is “Illiquid” if the seven-day average daily trading volume across the Liquidity Exchanges (as measured by the 30-day average daily trading volume on the Loan Date) has decreased by at least 90% from the date of the Loan Term Sheet to the Maturity Date or the Recall Delivery Date (as the case may be), or if the borrowed Digital Currency ceases to be listed on any of the Liquidity Exchanges. “Illiquid Market Spot Rate” means an amount in Dollars equal to the average price on the Liquidity Exchanges (measured at 4:00 p.m. New York time) of the borrowed Digital Currency during the fifteen (15) calendar days including and prior to the date on which the market in the borrowed Digital Currency became Illiquid. Notwithstanding the foregoing or anything in this Agreement to the contrary, Borrower may, with the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned, or delayed), satisfy its repayment or delivery obligations pertaining to Digital Currency under this Agreement by repaying or delivering the applicable amount of borrowed Digital Currency.

(g)	Changes in Applicable Laws.

If because of changes in Applicable Laws (“Government Restrictions”), a party’s ability to transfer or own Digital Currency that has been the subject of a Loan or Loans hereunder, including Digital Currency utilized as Collateral, is eliminated, materially impaired or declared illegal:

(1)	if possible under the Government Restrictions and where a Market Disruption Event is not in effect, including, without limitation, during any notice or grace period, a party shall pay any amounts owed in the relevant Digital Currency;
(2)	if return is not possible under the Government Restrictions, a party shall pay an amount in Dollars equal to the average price on the Liquidity Exchanges (measured at 4:00 p.m. New York time each day) of the relevant Digital Currency during the 30-day period prior to the effective date of the Government Restrictions; and
(3)	it is agreed that, after the payment in full pursuant to sub-section (1) or (2) above, this Agreement shall terminate.

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(h)	Tax Matters

(i)	Withholding

a.	Payments received by Lender from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto) (“Taxes”). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction for Tax from any such payment or other sum payable hereunder to Lender, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority; provided, however, that Borrower shall not be required to pay Lender any additional amounts with respect to any Taxes withheld or deducted from any amount payable hereunder that are (i) imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising solely from (and that would not have existed but for) Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement) (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender pursuant to a law in effect as of the date on which such Person (x) acquires such interest in a Loan or (y) changes its principal office or the office from which it books a Loan, except to the extent that amounts with respect to such Taxes were payable to such party’s assignor immediately before such Person became a party hereto or to such Person immediately before it changed its applicable office, (iii) Taxes applicable to a Lender’s failure to deliver the forms, certifications and other documentation described below in paragraph (b) or (iv) imposed pursuant to FATCA. Borrower will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.

b.	The Lender shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of the applicable Internal Revenue Service Form W-9 or W-8, together with all required attachments, certifying the status of such Lender, such other documentation as prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender (or Transferee) is subject to withholding or information reporting requirements, and any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax. The Borrower shall not be required to pay additional amounts to the extent attributable to the Lender’s failure to provide the appropriate Internal Revenue Service form and such other information or documentation reasonably requested by the Borrower.

c.	Before the Loan Effective Date of the first Loan under the Agreement, Borrower will provide to Lender a valid, complete IRS Tax Form (either IRS Form W-9 or IRS Form W-8, as applicable) and any other tax form reasonably requested by Lender, and Lender will provide to Borrower a valid, complete IRS Tax Form (either IRS Form W-9 or IRS Form W-8, as applicable) and any other tax form reasonably requested by Borrower. Each of Borrower and Lender shall promptly provide updated tax forms upon learning that any form previously provided has become obsolete or incorrect.

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(ii)	For U.S. federal, state and local income tax purposes, each of Lender and Borrower intend that, absent a change in law, any Loan of Digital Currency under this Agreement shall be treated as a loan and not be treated as an exchange of property for other property differing materially in kind or extent (within the meaning of Section 1001 of the Code), and each of Borrower and Lender agrees that it will not take any position inconsistent with such treatment for all such tax purposes.

III.	Borrow Fees and Transaction Fees.

(a)	Borrow Fee Calculation

When a Loan is executed, the Borrower will be responsible for payment of the Borrow Fee as agreed to in the relevant Loan Term Sheet, and the Borrow Fee shall be annualized but calculated daily on the basis of a 360-day year for the actual number of days elapsed, and is subject to change if agreed to by Borrower and Lender. The Borrow Fee when the Borrowed Asset is Digital Currency shall be payable, unless otherwise agreed by the Borrower and Lender, in the applicable Digital Currency. When the Borrowed Asset is Dollars, the Borrow Fee shall be paid in Dollars.

Lender shall calculate any Borrow Fees owed on a daily basis, and shall promptly provide Borrower with the calculation upon request.

(b)	Late Fee

Commencing on the third (3rd) calendar day after the later of (i) the Maturity Date or the Recall Delivery Date (as the case may be) and (y) the last day of the Redelivery Grace Period (whichever is applicable) on which Borrower has not returned the Borrowed Asset, Borrower shall incur an additional fee (the “Late Fee”) of 5% (annualized, calculated daily) of the notional amount of the Loan (and all other overdue amounts, including Fees) in addition to the Borrow Fee. The Late Fee shall be payable, unless otherwise agreed by the Borrower and Lender, in the applicable Digital Currency if the Loan was in Digital Currency or in Dollars if the Loan was in Dollars. No Late Fee will be charged during any Redelivery Grace Period.

(c)	Payment of Borrow Fees and Late Fees

An invoice for Borrow Fees, outstanding obligations in respect of principal and any Late Fees (collectively, the “Invoice Amount”) shall be sent out on the first calendar day of the month by Lender and shall include any Borrow Fees incurred from the previous month. Borrower shall have up to five (5) Business Days to submit payment for the Invoice Amount (“Invoice Due Date”). Borrow Fees unpaid by the Invoice Due Date shall also become subject to a Late Fee, commencing with the Business Day after the Invoice Due Date.

(d)	Application of Payments

Borrower shall, at the time of making each payment under this Agreement, specify to the Lender the Loan to which such payment is to be applied. In the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply the payment (i) first, to pay Fees then due and payable hereunder, (ii) then, to pay the notional amount of any outstanding Term Loan in direct order of maturity, (iii) then, to pay the notional amount of any outstanding Open Loan pro rata to all such Open Loans, and (iv) then, to pay other amounts then due and payable under this Agreement.

(e)	Application of Insufficient Payments

If at any time insufficient amounts are received by the Lender to pay fully all amounts of principal, Fees, and other amounts then due and payable hereunder, such Digital Currency and/or Dollars payment received shall be applied (i) first, to pay Fees then due and payable hereunder, (ii) then, to pay the notional amount of any outstanding Term Loan in direct order of maturity, (iii) then, to pay the notional amount of any outstanding Open Loan pro rata to all such Open Loans, and (iv) then, to pay other amounts then due and payable under this Agreement. In no event shall payments by Borrower in one Digital Currency and/or Dollars be applied by Lender to pay off obligations outstanding with respect to a Loan in another Digital Currency and/or Dollars.

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(f)	Computations

Fees shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which payable. For purposes of calculating Fees, Digital Currencies shall be deemed to have been Transferred by one party to the other when the applicable Confirmation Protocol for the relevant Digital Currency has been completed. If the requirements of the Confirmation Protocol are not met by 5:00 pm New York Time, the Transfer shall be deemed to have been made on the following day. Calculation of Fees shall be based on the date when the relevant Transfer is deemed to have occurred.

IV.	Collateral Requirements

(a)	Collateral

Borrower shall provide Collateral as determined and agreed upon by the Borrower and Lender consistent with the Terms of Credit in Exhibit C and memorialized using the Loan Term Sheet attached as Exhibit B. The Collateral will be defined as a percentage of the value of the Borrowed Asset, such value determined by a spot rate agreed upon in the Loan Term Sheet.

Borrower hereby pledges to Lender all Collateral conveyed, transferred and delivered to Lender from time to time pursuant to this Agreement, and hereby grants a first priority security interest therein, a Lien thereon, and in the event of a default hereunder a right of set-off against any amounts owed by Lender to Borrower pursuant to this Agreement. Such lien and security interest shall secure the discharge of all obligations and liabilities of the Borrower under this Agreement, whether now existing or hereafter arising (including any interest and fees that may accrue after the commencement by or against the Borrower of any bankruptcy, insolvency, reorganization or similar proceeding).

Lender shall hold, and be in control of, all Collateral in an account in the name of the Lender which shall be considered, for the purposes of the Agreement as titleholder, lienholder, and entitlement holder of the Collateral until redelivery of the amounts owed under the Loan (along with due interest and any other amounts owed hereunder) by the Borrower. To the extent that any financing statement is filed by Lender to perfect its security interest in posted Collateral pursuant to this Agreement and any Loan hereunder, with any applicable office, secretary of state, district recorder of deeds, personal property security register, or any other appropriate instrumentality, principality, province or government agency, Borrower hereby waives any right to receive a copy of such filing from Lender. Further, in any jurisdiction where approval may be interpreted as being required for the filing of any financing statement (or similar instrument), Borrower hereby grants such approval to Lender to make such filing pursuant to a Loan hereunder. Notwithstanding anything to the contrary herein, any such financing statement filed by Lender shall be narrowly tailored to perfect Lender’s security interest solely to the Collateral.

(b)	Margin Calls

If during the term of a Loan the value of the Borrowed Asset changes relative to the Collateral, such that the Collateral becomes valued at a rate less than the Margin Call Rate for Collateral indicated on the Loan Term Sheet as measured by the spot rate published on Coinbase Pro, or if such Borrowed Asset is not listed on Coinbase Pro, then the spot rate published on Kraken (such rate, the “Margin Call Spot Rate”), then Borrower shall be required to contribute additional Collateral so that the total amount of Collateral is valued at a level equal to or greater than the Initial Collateral Level (the “Additional Collateral”).

If Lender requires Borrower to contribute Additional Collateral, it shall send a notice (the “Margin Call Notice”) to Borrower that sets forth: (i) the Margin Call Spot Rate and (ii) the amount of Additional Collateral required based on the Margin Call Spot Rate. Such notice may be sent electronically, via email, telephone, Telegram, WhatsApp, or any other means of electronic communication agreed upon by the parties.

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Borrower shall have twenty-four (24) hours from the time Lender sends the Margin Call Notice to respond and send Additional Collateral to Lender, regardless of whether such period ends on a Business Day.

Failure to provide Additional Collateral, if required, shall give Lender the right, but not the obligation, to declare an Event of Default.

Notwithstanding the above procedures, if at any time the value of the Borrowed Asset changes relative to the Collateral, such that the Collateral becomes valued at a rate less than the Urgent Margin Call Rate indicated on the Loan Term Sheet, even where a Margin Call Notice has already been sent pursuant to the procedures above, then Lender shall have the right to require Borrower to contribute Additional Collateral, or elect to pay back the outstanding principal amount remaining on the Loan, within twelve (12) hours from the time that Lender initially sent the Margin Call Notice pursuant to the procedures above, regardless of whether such period ends on a Business Day.

Failure to provide Additional Collateral pursuant to an Urgent Margin Call shall give Lender the right, but not the obligation, to declare an Event of Default. If an Urgent Margin Call Rate is not specified on the Loan Term Sheet, then the foregoing paragraph shall not apply.

(c)	Margin Refund

Where a Margin Refund Rate is indicated in the Term Sheet, then if during the term of a Loan the value of the Borrowed Asset changes relative to the Collateral, such that the Collateral becomes valued at a rate greater than the Margin Refund Rate for Collateral indicated on the Loan Term Sheet as measured by the spot rate published on Coinbase Pro, or if the Borrowed Asset is not listed on Coinbase Pro, then the spot rate published on Kraken (such rate, the “Margin Return Spot Rate”) then Borrower shall have the right to require Lender to return a portion of Collateral so that the Collateral is valued at the same percentage indicated in the Loan Term Sheet relative to the value of the Borrowed Asset at the Margin Return Spot Rate (the “Margin Refund Amount”).

If Borrower requires Lender to provide a Margin Refund Amount, it shall send a notice (the “Margin Refund Notice”) that sets forth: (i) the Margin Return Spot Rate and (ii) the Margin Refund Amount required based on the Margin Return Spot Rate. Such notice may be sent electronically, via email, telephone, Telegram, WhatsApp, or any other means of electronic communication agreed upon by the parties.

Lender shall have one (1) Business Day from the time Borrower sends such Margin Refund Notice to respond and send the Margin Refund Amount to Borrower.

Failure to provide a Margin Refund Amount pursuant to a Margin Refund Notice shall give Borrower the right, but not the obligation, to declare an Event of Default. If a Margin Return Spot Rate is not specified on the Loan Term Sheet, then the foregoing paragraph shall not apply.

(d)	Default or Failure to Return Loan

In the event that Borrower does not return the Digital Currency or Dollars borrowed pursuant to a Loan upon termination thereof or due to the occurrence of an Event of Default or Termination Event, Lender shall liquidate that portion of the Collateral necessary for the payment of Borrower’s obligation to Lender pursuant to such Loan, including, but not limited to using the Collateral to purchase Digital Currency to replenish Lender’s supply of the relevant Digital Currency or to purchase Dollars to satisfy Borrower’s obligation to Lender pursuant to such Loan.

In the event that Lender does not return the Collateral upon termination of this Agreement (including in connection with an Event of Default or Termination Event pursuant to the terms of this Agreement), Borrower shall have the right to deduct from the amount owed by Borrower in respect of the Loans issued hereunder an amount equivalent to the value of the unreturned Collateral, and Borrower shall have no further obligations in respect of the applicable Loan.

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(e)	Return of Collateral

Upon Borrower’s redelivery of the Borrowed Assets and, in the case of Borrowed Assets consisting of Digital Currency, acceptance by Lender of the Borrowed Digital Currency into Lender’s applicable Digital Currency Address as provided herein, with such delivery being confirmed in accordance with the Confirmation Protocol, Lender shall initiate the return of Collateral to a bank account in the name of Borrower or any Digital Currency posted as Collateral to the Borrower’s applicable Digital Currency Address.

(f)	Withholding on Collateral Payments

If Lender is required by law to deduct or withhold any Taxes from amounts paid or transferred to Borrower with respect to the Collateral (including transfers pursuant to Section V), the amounts paid or transferred as reduced by such deduction or withholding shall constitute full payment and settlement of the amounts due.

(g)	Rehypothecation

Lender shall have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Collateral it holds, free from any claim or right of any nature whatsoever of the Borrower, including any equity or right of redemption by the Borrower, and register any Collateral in the name of Lender or its custodian, if applicable. For purposes of satisfying the rights and obligations of both parties pursuant to this Agreement, Lender will be deemed to continue to hold all Collateral, regardless of whether the Lender has exercised any rights with respect to Collateral pursuant to this section, provided that if Lender is required to return all or any portion of the Collateral to Borrower under the terms of this Agreement, it shall return the Collateral in a form fungible with the Collateral originally provided by the Borrower (for example, if the Borrower original posted a Digital Currency as Collateral, Lender must return Digital Currency of the same kind).

V.	Hard Fork, Applicable Airdrop

(a)	Notification

In the event of a Hard Fork or Applicable Airdrop in the blockchain for any loaned Digital Currency or Collateral, Lender shall provide email notification to Borrower.

(b)	No Immediate Termination of Loans

In the event of a Hard Fork or Applicable Airdrop with regards to any loaned Digital Currency or Collateral, any outstanding Loans will not be immediately terminated.

(c)	Hard Forks and Applicable Airdrops Payments

Lender will receive the benefit and ownership of any incremental tokens generated as a result of a Hard Fork or Applicable Airdrop for any loaned Digital Currency in such Digital Currency protocol or an Applicable Airdrop (the “New Tokens”), and Borrower will receive the same benefit and ownership rights for any Hard Fork or Applicable Airdrop in respect of Digital Currency provided as Collateral, so long as (in each case):

(i)	such New Tokens are available in Coinbase Pro, Gemini or Fireblocks wallets no later than thirty (30) days following such Hard Fork or Applicable Airdrop event; and

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(ii)	where one (1) of the following two (2) conditions is met in respect of the New Tokens distributed in such Hard Fork or Applicable Airdrop:

a.	Market Capitalization: the average market capitalization of the New Token (defined as the total value of all New Tokens) on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 10% of the average market capitalization of the relevant Digital Currency (defined as the total value of the relevant Digital Currency) (calculated as a 30- day average on such date). The source for the relevant Digital Currency market capitalization will be coinmetrics.io (or, if coinmetrics.io does not provide the required information, messari.io, and if neither provides the required information, the parties shall discuss in good faith and mutually agree upon another data source) and the source for the market capitalization of the New Token will be coinmetrics.io (or, if coinmetrics.io does not provide the required information, messari.io, and if neither provides the required information, the parties shall discuss in good faith and mutually agree upon another data source prior to the 30- day mark of the creation of the New Token); or

b.	24-Hour Trading Volume: the average 24-hour trading volume of the New Token on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 10% of the average 24-hour trading volume of the relevant Digital Currency (calculated as a 30-day average on such date). The source for the relevant Digital Currency 24-hour trading volume will be messari.io (or, if messari.io does not provide the required information, the parties shall discuss in good faith and mutually agree upon another data source prior to the 30-day mark of the creation of the New Token) and the source for the 24-hour trading volume of the New Token will be messari.io (or, if messari.io does not provide the required information, the parties shall discuss in good faith and mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).

If the New Tokens distributed in the Hard Fork or Applicable Airdrop meet the conditions described in clauses (i) and (ii) above for any loaned Digital Currency, Borrower will transfer to Lender within five (5) calendar days from the date the condition is met a number of New Tokens equivalent to the number Lender would have received had the Loan not been made.

If the New Tokens distributed in the Hard Fork or Applicable Airdrop meet the conditions described in clauses (i) and (ii) above for any Collateral, Lender will transfer to Borrower within five (5) calendar days from the date the condition is met to transfer a number of New Tokens equivalent to the number Borrower would have received had the Collateral not been transferred to Lender.

Notwithstanding the foregoing, where New Tokens distributed in a Hard Fork or Applicable Airdrop meet the conditions described in clause (i) above, but do not meet the conditions described in clause (ii) above, then Lender or Borrower may request in writing the delivery of such New Tokens on or prior to the Maturity Date of the applicable Loan(s). A party will only be required to make a transfer of such New Tokens to the extent that it is feasible to make such transfer, as determined in a commercially reasonable manner by the applicable transferor. Where a transfer of such New Tokens is determined to be feasible, transferor will have ten (10) calendar days from the receipt of the written request to transfer such New Tokens.

VI.	Representations and Warranties.

(a) Each party represents on the date hereof and on the date of each Lending Request made to the Lender hereunder that this Agreement has been duly and validly authorized, executed and delivered on behalf of such party and constitutes the legal, valid and binding obligations of such party enforceable against such party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and subject to the availability of equitable remedies) and will not contravene (a) the constitutive documents of such party, (b) any Applicable Law, and (c) any judgment, award, injunction or similar legal restriction.

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(b) Each party represents that no license, consent, authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (including any foreign exchange approval), and no other third-party consent or approval, is necessary for the due execution, delivery and performance by such party of this Agreement or for the legality, validity or enforceability thereof against such party.

(c) Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan or any Digital Currency or funds received hereunder.

(d) Lender represents and warrants that it has or will have at the time of transfer of any Digital Currency, the right to lend such Digital Currency subject to the terms and conditions hereof, that it owns the Digital Currency, free and clear of all liens and that the Digital Currency has been acquired in accordance with all Applicable Laws.

(e) Borrower represents and warrants that it has or will have at the time of return of any Digital Currency, the right to transfer such Digital Currency subject to the terms and conditions hereof, and, free and clear of all liens and encumbrances other than those arising under this Agreement and that the Digital Currency that it will return has been acquired in accordance with all Applicable Laws.

(f) Lender represents that the entity name in the first paragraph of this Agreement and in the signature block hereof is the full and complete legal entity name of Lender;

(g) Borrower represents that the entity name in the first paragraph of this Agreement and in the signature block hereof is the full and complete legal entity name of Borrower;

(h) Borrower represents that the registered address where Borrower is organized or incorporated is correctly indicated in Exhibit A, and Borrower agrees to promptly provide written notice to Lender of any change in such registered address;

(i) Borrower represents and warrants that it is an “eligible contract participant” as such term is defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

(j)  Lender represents and warrants that it is an “eligible contract participant” as such term is defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

(k)  The Borrower and Lender acknowledge and agree that where Lender holds Collateral pursuant to this Agreement, or where any third party custodian appointed by Lender and Borrower holds Collateral pursuant to this Agreement (i) such party holding Collateral shall be deemed to be a “securities intermediary” within the meaning of Article 8 of the Uniform Commercial Code, as in effect in the State of Delaware (the “DEUCC”), and will be acting in such capacity with respect to any Loan pursuant to this Agreement; (ii) any accounts utilized for purposes of this Loan Agreement, including but not limited to any Digital Currency Address, shall be deemed to be a “securities account” within the meaning of Article 8 of the DEUCC; (iii) all property and assets held in or credited from time to time in any securities account (including without limitation Digital Assets and cash) will be treated as “financial assets” for purposes of Article 8 of the DEUCC; and (iv) Galaxy’s “securities intermediary’s jurisdiction” within the meaning of Article 8 of the DEUCC is Delaware.

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VII.	Events of Default.

It is further understood that the following events described below shall constitute “Events of Default” hereunder:

(a)	the failure of the Borrower to return any Borrow Amount or pay any Borrow Fees when due hereunder;

(b)	the failure of the Lender to return any Collateral to the Borrower when due hereunder;

(c)	a material default in the performance by Borrower or Lender of any of the other agreements, conditions, covenants, provisions or stipulations contained in any of the Loan Documents;

(d)	any failure of the Borrower to provide Additional Collateral or the Lender to provide a Margin Refund Amount, if applicable, pursuant to the terms of this Agreement;

(e)	any failure of the Borrower or Lender to pay the appropriate party with regards to either a Hard Fork or an Applicable Airdrop pursuant to the terms of this Agreement;

(f)	Borrower consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganizes, reincorporates or reconstitutes into or as another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganization, reincorporation or reconstitution the resulting, surviving or transferee entity fails to assume all the obligations of Borrower under this Agreement;

(g)	any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings shall be instituted by or against the Borrower and shall not be dismissed within sixty (60) calendar days of their initiation;

(h)	any representation or warranty made in any of the Loan Documents proves to be untrue in any material respect as of the date of making or deemed making thereof; provided that, if capable of being remedied, such representation or warranty (if untrue) shall remain incorrect for thirty (30) days after receipt by the Borrower of written notice thereof from the Lender;

(i)	The occurrence or existence of a default, event of default or other similar condition or event (however described) that continues after any applicable notice or grace period, if any, in respect of Borrower (or any guarantor of Borrower pursuant to this Agreement), relating to any agreement (other than this Agreement) with any affiliate of Lender, and the effect of such default, event of default or other similar condition or event is to cause such agreement to be declared or to become due, to be redeemed (automatically or otherwise) or to be terminated prior to its stated maturity or termination date, as applicable, then such default, event of default or other similar condition or event shall be deemed to be an Event of Default under this Agreement; or

(j)	The occurrence or existence of a default, event of default or other similar condition or event (however described) that continues after any applicable notice or grace period, if any, in respect of Borrower under any agreements or instruments relating to Material Indebtedness with any third party, and the effect of such default, event of default or other similar condition or event is to cause such Material Indebtedness to be declared or to become due or to be redeemed (automatically or otherwise), or an offer to redeem such Material Indebtedness is to be required to be made prior to its stated maturity, then such default, event of default or other similar condition or event shall be deemed to be an Event of Default under this Agreement.

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VIII.	Termination Events.

It is further understood that the following events described below shall constitute “Termination Events” hereunder:

(a)	Regulatory

Borrower (i) fails to obtain, (ii) loses, (iii) has withdrawn from it or (iv) fails to obtain renewal of any necessary license or regulatory authorization from any relevant Governmental Authority, which results in Borrower becoming prohibited from operating its business or entering into or performing any Loan under this Agreement.

(b)	Government

(i) Borrower or Lender (1) becomes subject to or is a defendant in any investigation, proceeding or action relating to, (2) is indicted for or (3) is convicted of (x) any felony or (y) any other crime or potential crime relating to securities, investment management or Digital Currency Transactions or involving fraud or breach of trust; or (ii) Borrower or Lender becomes subject to any regulatory or administrative investigation, proceeding, action or sanction of or by any Governmental Authority (as defined above).

(c)	Decline in Net Asset Value

Borrower’s Net Asset Value as of the last Business Day of any calendar month declines by 25% or more from Borrower’s Net Asset Value as of the last Business Day of the immediately preceding calendar month; (ii) Borrower’s Net Asset Value as of the last Business Day of any calendar month declines by 35% or more from Borrower’s Net Asset Value as of the last Business Day of the third calendar month immediately preceding such day; or (iii) Borrower’s Net Asset Value declines by 45% or more from Borrower’s Net Asset Value as of the last Business Day of any calendar month in the immediately preceding calendar year.

(d)	Failure to Deliver Requested Documents On Or Before Required Delivery Date

Subject to the last sentence of Section XI, Borrower fails to deliver (i) a written statement of its Net Asset Value, (ii) its annual report, or (iii) other required documents specified in this Agreement, in each case on or before the required delivery date specified hereto, and such failure is not remedied within one (1) Business Day following notice from Lender of such failure.

IX.	Remedies.

Upon the occurrence and during the continuation of any Event of Default or Termination Event with respect to Borrower, the Lender may, at its option, (a) declare all Borrow Amounts and Fees outstanding hereunder immediately due and payable, (b) terminate this Agreement upon notice to Borrower, and (c) exercise all other rights and remedies available to the Lender hereunder, under applicable law or in equity, provided, that upon any Event of Default or Termination Event all Borrow Amounts and the amount of any Fees then outstanding hereunder shall automatically become immediately due and payable.

Upon the occurrence and during the continuation of any Event of Default or Termination Event with respect to Lender, the Borrower may, at its option, (a) declare all Collateral outstanding hereunder immediately due and payable, (b) terminate this Agreement upon notice to Lender, and (c) exercise all other rights and remedies available to the Borrower hereunder, under applicable law, or in equity; provided that any exercise of the Call Option or any other repayment or redelivery of any Borrowed Asset, in each case, by Borrower to Lender in connection with any such Event of Default or Termination Event with respect to Lender, shall not be subject to any penalty or premium (including any make-whole or similar fee).

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X.	Limitation of Liability.

EXCEPT FOR ACTS OR OMISSIONS THAT CONSTITUTE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES, BENEFICIARIES, ASSIGNEES OR SUCCESSORS (BY ASSIGNMENT OR OTHERWISE) BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL DAMAGES, OR ANY PUNITIVE, EXEMPLARY, REMOTE, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE, LOST PROFITS, COST OF COVER OR OTHER SPECIAL DAMAGES, IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY LOAN DOCUMENTS HERETO.

XI.	Documents to be Delivered.

As soon as practicable after the execution of this Agreement, and within 150 calendar days after the end of each fiscal year, Borrower shall provide a copy of its annual report containing audited consolidated financial statements for each such fiscal year, certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such party is organized.

Borrower shall also provide a copy of monthly statements that include Borrower’s Net Asset Value within five (5) Business Days after the end of each calendar month.

Notwithstanding the foregoing, documents required to be delivered pursuant to Section XI shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet, (ii) on which such documents are posted on the Borrower’s behalf on DebtDomain, SyndTrak or another relevant website, if any, to which each Lender has access (whether a commercial, third-party website or whether sponsored by the Lender), or (iii) by the filing of any Form 10-K, 10-Q or 8-K, as applicable, as publicly filed with the SEC, or any Governmental Authority succeeding to any of its principal functions.

XII.	Rights and Remedies Cumulative.

No delay or omission by either party in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder. All rights of the parties stated herein are cumulative and in addition to all other rights provided by law, in equity.

XIII.	Collection Costs.

In the event Borrower fails to pay any amounts due or to return any Borrowed Asset hereunder, the Borrower shall pay to the Lender upon demand all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and court costs incurred by the Lender in connection with the enforcement of its rights hereunder.

XIV.	Passwords and Security.

Each party is responsible for maintaining adequate security and control of any and all passwords, private keys, and any other codes that it uses to Transfer or receive Digital Currencies hereunder. Each party will be solely responsible for the private keys that it uses to make the Transfers and maintaining secure back-ups. Each party will be responsible for any unauthorized Transfers made utilizing its passwords, private keys, and any other codes it uses to make or receive Transfers.

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XV.	Governing Law; Dispute Resolution.

This Agreement is governed by, and shall be construed and enforced under, the laws of the State of New York. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation it shall be finally resolved by arbitration administered in the County of New York, State of New York by the American Arbitration Association under its Commercial Arbitration Rules, or such other applicable arbitration body as required by law or regulation, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. If any proceeding is brought for the enforcement of this Agreement, then the successful or prevailing party shall be entitled to recover attorneys’ fees and other costs incurred in such proceeding in addition to any other relief to which it may be entitled.

XVI.	Notices.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be personally delivered or sent by Express mail, certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith) to the applicable address set forth in Exhibit A.

XVII.	Modifications.

All modifications or amendments to this Agreement shall be effective only when reduced to writing and signed by both parties hereto.

XVIII.	Entire Agreement.

This Agreement and each exhibit referenced herein constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior negotiations, understandings and agreements.

XIX.	Successors and Assigns.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that (i) Borrower may not assign this Agreement or any rights or duties hereunder without the prior written consent of Lender and (ii) Lender may not assign this Agreement or any rights or duties to any person other than an Affiliate thereof without the prior written consent of Borrower. If Lender sells, assigns or otherwise transfers any of its rights to receive payments with respect to the Obligations to another person or entity (a “Transferee”), then Borrower shall implement and maintain a register for the recordation of the names and addresses of Lender’s Transferees, the Loans or any other obligations pursuant to this Agreement assigned or transferred and the principal amounts (and stated interest) owing to Lender and any Transferee (the “Register”). The entries in the Register shall be conclusive, absent manifest error. Borrower, Lender and each Transferee shall treat the person or entity whose name is recorded in the Register pursuant to the terms hereof as the owner of its Loans or any other obligations under this Agreement for all purposes of this Agreement, notwithstanding notice to the contrary. No transfer of any right to receive payments with respect to the Loans or any other obligations under this Agreement shall be effective until entered into the Register, which entry shall be made promptly upon Lender’s request. The Register shall be available for inspection by Borrower, Lender and any Transferee, at any reasonable time and from time to time upon reasonable prior notice. The Lender shall cooperate with Borrower in all respects, including by providing appropriate information, so that the Loans and any other obligations under this Agreement are at all times in registered form within the meaning of Treasury Regulations Section 5f.103-1(c).

XX.	Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

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XXI.	Counterpart Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by email or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

XXII.	Relationship of Parties.

Nothing contained in this Agreement shall be deemed or construed by the parties, or by any third party, to create the relationship of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of Borrower and Lender.

XXIII.	Term and Termination.

The Term of this Agreement shall commence on the date hereof for a period of one year, and shall automatically renew for successive one-year terms annually. Either party may provide notice of a desire to terminate the Agreement not less than ten (10) Business Days prior to the end of such one-year period, or upon ninety (90) Business Days’ prior written notice by either party to the other. In the event of a termination of this Agreement as set forth in this provision, (i) all outstanding Open Loan(s) shall be deemed terminated and any loaned Borrowed Asset shall be redelivered on the last day of such one-year period and any fees owed shall be payable on such date, and (ii) all outstanding Term Loans shall continue until the relevant Maturity Date for such Loan(s).

For the avoidance of doubt, in the event of a termination of this Agreement due to an Event of Default pursuant to the terms hereof or any Loan Term Sheet agreed upon by Lender and Borrower, all Open Loans and Term Loans shall be deemed terminated, all Borrowed Assets shall be redelivered/repaid immediately, and any fees owed shall be payable immediately.

XXIV.	Miscellaneous.

Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders. The term “including” is by way of example and not limitation. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. The section headings are for convenience only and shall not affect the interpretation or construction of this Agreement. The Parties acknowledge that the Agreement and any Loan is the result of negotiation between the Parties which are represented by sophisticated counsel and therefore none of the Agreement’s provisions will be construed against the drafter.

XXV.	Confidentiality

For purposes of this Agreement, “Confidential Information” means any and all information and material (whether oral, written, electronic or otherwise) disclosed or otherwise made available by a party hereto (such party, the “Disclosing Party”) or any of its Representatives (as defined below) to the other party (such party, the “Receiving Party”) or any of its Representatives during the term of this Agreement, together with all notes, analyses, compilations, studies, interpretations or other material that contain, reflect or are based in whole or part on any such Confidential Information. In addition, Confidential Information shall include (x) the fact that the Parties have executed this Agreement, and (y) all of the terms and conditions of the Agreement (including any financial terms and conditions), or other facts with respect to a party’s performance hereunder.

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Without the prior written consent of Disclosing Party, Receiving Party shall keep, and shall direct its Representatives to keep, all Confidential Information confidential and shall not disclose, and shall direct its Representatives not to disclose, any Confidential Information to any person, other than to Receiving Party’s Representatives who need to know such Confidential Information for the purpose of assisting Receiving Party in connection with fulfilling its obligations under this Agreement. For this purpose, Confidential Information does not include information which (i) was, is or becomes generally available to the public other than as a result of disclosure by the Receiving Party or its Representatives in violation of this Section, (ii) was, is or becomes known or made available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party or its Representatives), provided that such source is not, to the actual knowledge of the Receiving Party or its Representatives, itself bound by a legal or contractual duty of confidentiality or otherwise prohibited from disclosing such information to the Receiving Party, (iii) is or was in the Receiving Party’s or its Representatives’ possession (on a non-confidential basis) prior to the time of disclosure to Receiving Party by Disclosing Party (provided that such information was not obtained from a source actually known by Receiving Party to be prohibited from disclosing such information to Receiving Party by any legal or contractual obligation of confidentiality) or (iv) is or was independently developed or acquired by Receiving Party or any of its Representatives without use of or reference to any Confidential Information. For purposes of this Section, the term “Representatives” means, with respect to any person, such person’s affiliates and its and their respective directors, officers, employees, agents and advisors (including financial advisors, attorneys and accountants) and representatives; provided that, in the case of Receiving Party, “Representatives” shall only include such persons to the extent they actually receive Confidential Information from or on behalf of the Receiving Party.

Notwithstanding any provision herein to the contrary, the Receiving Party may disclose Confidential Information to the extent requested or expressly compelled by applicable law, rule or regulation (including, without limitation, the rules of any stock exchange or other regulatory or self-regulatory body) or order issued by any administrative, governmental, regulatory, or judicial authority (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) with competent jurisdiction over the Receiving Party or its Representatives. If Receiving Party or any of its Representatives are requested or required to disclose any Confidential Information, then (to the extent reasonably practicable and permissible) Receiving Party shall provide Disclosing Party with reasonably prompt written notice of such request or requirement, so that Disclosing Party may, at its sole cost and expense, seek an appropriate protective order or other remedy or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or Disclosing Party waives compliance, in whole or in part, with the terms of this Agreement, Receiving Party or its Representatives, as the case may be, shall be free to disclose that portion of the Confidential Information that is legally requested or required to be disclosed. Notwithstanding the foregoing, no such notice shall be required in the case of a routine proceeding involving general requests of Receiving Party or its Representatives by bank, securities, tax, regulatory, professional or similar authorities with jurisdiction over Receiving Party or its Representatives, as applicable (which may include the SEC or the staff thereof or any bank regulator or public accounting oversight body), or in response to any request by such persons; provided that the proceeding or request is not specifically targeted at the Disclosing Party or the Confidential Information.

Upon the termination or expiration of this Agreement, or upon a Disclosing Party’s request, the Receiving Party will return or destroy such Confidential Information without maintaining a copy of such Confidential Information, except that the parties (i) may retain copies of Confidential Information in accordance with bona fide internal document retention policies and procedures or other bona fide policies and procedures implemented to comply with legal and regulatory requirements; and (ii) shall not be obligated to delete or erase any Confidential Information contained in an archival computer system backup that cannot be accessed by end users or expunged without considerable effort. Any Confidential Information that is not returned or destroyed shall remain confidential in accordance with the terms and conditions of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

LENDER:

GALAXY DIGITAL LLC

By: _____________________________

Name:

Title:

BORROWER

EMPERY DIGITAL, INC.

By: _____________________________

Name:

Title:

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EXHIBIT A

NOTICE INFORMATION

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EXHIBIT B

LOAN TERM SHEET

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EMPERY DIGITAL, INC.	GALAXY DIGITAL LLC

By: _____________________________	By: _____________________________
Name:	Name:
Title:	Title:

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EXHIBIT C

TERMS OF CREDIT

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